EXHIBIT 5.1
April 26, 2006
INTER-TEL INCORPORATED
1615 South 52nd Street
Tempe, AZ 85281
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Securities Act”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) of 656,611 shares (the “Shares”) of Common Stock, of Inter-Tel, Incorporated, an Arizona corporation (the “Company”), under the Company’s 1997 Long-Term Incentive Plan (the “1997 Plan”), I, as General Counsel of the Company, have examined the Registration Statement, such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when issued and sold in the manner described in the 1997 Plan and pursuant to the agreements which accompany each grant under the 1997 Plan, the Shares will be legally and validly issued, fully paid and assessable.
          The foregoing opinion is limited to the laws of the state of Arizona, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
          I do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,
/s/ John L. Gardner
John L. Gardner
General Counsel